Exhibit 99.1

News Release

Wabtec Announces Pricing of Senior Notes Offering

WILMERDING, PA, October 31, 2016 – Wabtec Corporation (NYSE: WAB) today announced that it has priced an offering of $750 million of 3.45% Senior Notes due 2026. The notes will pay interest semi-annually in arrears and will mature on November 15, 2026, unless earlier redeemed or repurchased.

The notes will initially be guaranteed by each of Wabtec’s subsidiaries that guarantees its obligations under its existing credit facilities. Wabtec intends to use the net proceeds from the offering to contribute to the payment of the cash portion of the purchase price for Wabtec’s previously announced acquisition of Faiveley Transport S.A. (Euronext Paris: LEY) and for refinancing of Faiveley Transport’s outstanding indebtedness.

J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Capital Markets LLC, HSBC, and SOCIETE GENERALE are the joint book-running managers for the offering.

The notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from such registration requirements. Accordingly, the notes will be offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions outside the United States in accordance with Regulation S under the Securities Act. This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Wabtec Corporation is a global provider of value-added, technology-based products and services for rail and other industrial markets. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new switcher and commuter locomotives, and provides aftermarket services. The company has facilities located throughout the world.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
Wilmerding, PA 15148